Supplement dated August 14, 2020
to term sheet dated June 25, 2020,
product supplement EQUITY INDICES ARN-1
dated January 8, 2020, prospectus supplement dated December 31, 2019 and prospectus dated December 31, 2019 (together, the “Note Prospectus”)

Filed pursuant to Rule 424(b)(2) Registration Statement No. 333-234425

BofA Finance LLC

Accelerated Return Notes®

Linked to the S&P 500® Index, due June 24, 2022

CUSIP: 09710C535

Fully and Unconditionally Guaranteed by Bank of America Corporation

(the “notes”)

This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, BofA Securities, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of our respective affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the notes was defined in the final term sheet dated June 25, 2020 (the “Final Term Sheet”). The Starting Value was defined as the lowest closing level of the Market Measure on any Market Measure Business Day (subject to adjustment as set forth in the Final Term Sheet) during the Starting Value Determination Period. The closing level of the Market Measure on June 25, 2020, the first day of the Starting Value Determination Period, was 3,083.76.

The Starting Value Determination Period expired on July 27, 2020. The lowest closing level of the Market Measure on any Market Measure Business Day during the Starting Value Determination Period was 3,009.05, which was the closing level of the Market Measure on June 26, 2020.

Therefore, the Starting Value for the notes is 3,009.05.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections beginning on page TS-7 of the Final Term Sheet, page PS-7 of product supplement EQUITY INDICES ARN-1, page S-5 of the prospectus supplement, and page 7 of the prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Final Pricing Supplement dated June 25, 2020: https://www.sec.gov/Archives/edgar/data/70858/000148105720000111/bac-ayvyl34abuqbeycg_3031.htm

•         Product supplement EQUITY INDICES ARN-1 dated January 8, 2020:

https://www.sec.gov/Archives/edgar/data/70858/000119312520003637/d849096d424b5.htm

•         Series A MTN prospectus supplement dated December 31, 2019 and prospectus dated December 31, 2019:

https://www.sec.gov/Archives/edgar/data/70858/000119312519326462/d859470d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 70858. Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to BofA Finance LLC.